WHWEL REAL ESTATE LIMITED PARTNERSHIP
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004

                                                                    May 28, 1999


Wellsford Real Properties, Inc.
535 Madison Avenue
16th Floor
New York, New York 10022

Ladies and Gentlemen:

     We refer to the Limited Liability Company Operating Agreement (the "LLC Agreement") of Wellsford/Whitehall Properties Group, L.L.C. ("Group") dated as of the date hereof, among Wellsford Commercial Properties Trust ("WCPT"), WHWEL Real Estate Limited Partnership ("WHWEL") and the other Members. Capitalized terms used and not defined herein shall have the meanings set forth in the LLC Agreement.

     It is hereby agreed by WRP that, within twenty (20) Business Days after WHWEL has delivered a written request to WRP, WRP will exchange shares of WRP Common Stock for Excess Membership Units (as defined below) then held by WHWEL or, at WRP's election, all or part of such Excess Membership Units shall be exchanged for cash at the fair market value of the applicable number of shares of WRP Common Stock as determined below.

     For purposes of this letter agreement, "Excess Membership Units" shall mean the Membership Units received by WHWEL in exchange for Capital Contributions made to Group by WHWEL in excess of $50,000,000 up to $75,000,000, but not with respect to any Membership Unit issued to WHWEL in exchange for Capital Contributions made to Group by WHWEL in excess of $75,000,000. It is understood and agreed that, as of the date hereof, WHWEL has funded Capital Contributions to Group in amount equal to $67,139,043. The number of shares of WRP Common Stock issued to WHWEL in exchange for each Excess Membership Unit shall be equal to the quotient of (i) the Membership Unit Purchase Price (as defined below) divided by (ii) the Closing Price (as defined in the Warrant Agreement) as of the Trading Day (as defined in the Warrant Agreement) immediately prior to the date the written request described above is delivered to WRP.

                              Exhibit 4.44 Page 1
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     For  purposes of this letter  agreement  "WRP Common  Stock" shall mean the common stock, par value $.01 per share, of WRP and any other stock of WRP into which such common stock may be converted or reclassified (other than stock of the Company into which unissued Common Stock has been reclassified) or that may be issued in respect of, in exchange for, or in substitution of, such common stock by reason of any stock splits, stock dividends, distributions, mergers, consolidations, recapitalizations or other like events.

     For purposes of this letter agreement, "Membership Unit Purchase Price" shall mean the aggregate purchase price paid for all Excess Membership Units held by WHWEL on the date of determination divided by the number of Excess Membership Units held by WHWEL on such date.

     This letter agreement and all rights arising hereunder shall be governed by the internal laws of the State of New York.

     This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                              Exhibit 4.44 Page 2

     If the foregoing correctly reflects our understanding, please confirm your acceptance by executing the enclosed counterpart of this letter agreement and return it to the undersigned, whereupon it will become a binding agreement between the parties hereto in accordance with its terms.

                      Very truly yours.


                      WHWEL REAL ESTATE LIMITED
                      PARTNERSHIP

                               By:      WHATR Gen-Par, Inc.

                                        By:  /s/ Alan S. Kava
                                             ----------------
                                             Name: Alan S. Kava
                                             Title:   Vice President

ACKNOWLEDGED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:

WELLSFORD REAL PROPERTIES, INC.

By:  /s/ Edward Lowenthal
     --------------------
     Name:  Edward Lowenthal
     Title:    President.

                              Exhibit 4.44 Page 3
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